NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS®

ADDENDUM C TO COMMERCIAL CONTRACT OF SALE

INSPECTION

Property address or description: 9216 and 9150 LIVE OAK LANE
Fort Worth, TX 76179

1. Inspection Period. Purchaser will have a period of Thirty(30) days after the Effective Date (the **"Inspection Period"**) to inspect the Property and conduct studies regarding the Property. Purchaser's studies may include, without limitation: (1) permitted use and zoning of the Property; (2) core borings; (3) environmental and architectural tests and investigations; (4) physical inspections of improvements, fixtures, equipment, subsurface soils, structural members, and personal property; and (5) examination of agreements, manuals, plans, specifications and other documents relating to the construction and condition of the Property. Purchaser and Purchaser's agents, employees, consultants and contractors will have the right of reasonable entry onto the Property during normal business hours, and upon reasonable advance notice to Seller and any tenants on the Property, for purposes of inspections, studies, tests and examinations deemed necessary by Purchaser. The inspections, studies, tests and examinations will be at Purchaser's expense and risk. Purchaser shall defend and indemnify Seller against any claims that arise due to any actions by Purchaser or Purchaser's agents, employees, consultants and contractors. Purchaser may also use the Inspection Period to perform feasibility studies, obtain equity funding, seek financing, and satisfy other conditions unrelated to the condition of the Property.

2. Reports.

☐ **A.** Within ______________________ days after the Effective Date, Seller shall deliver to Purchaser a written "Phase I" report of an environmental assessment of the Property. The report will be prepared, at Seller's expense, by an environmental consultant reasonably acceptable to Purchaser. The environmental assessment must include an investigation into the existence of Hazardous Materials (as defined in Section 16A of this Contract) in, on or around the Property. The environmental assessment must also include a land use history search, engineering inspections, research and studies that may be necessary to discover the existence of Hazardous Materials.

☑ **B.** Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser copies of all reports in Seller's possession or control of engineering investigations, tests and environmental studies that have been made with respect to the Property within the three year period before the Effective Date.

☐ **C.** If Purchaser terminates this Contract, Purchaser shall deliver to Seller, at Purchaser's expense and contemporaneously with the termination, copies of all written reports, inspections, plats, drawings and studies that relate to the condition of the Property made by Purchaser's agents, consultants and contractors. This provision will survive the termination of this Contract.

3. Termination. If Purchaser determines, in Purchaser's sole discretion, no matter how arbitrary, that Purchaser chooses not to purchase the Property for any reason, then Purchaser may terminate this Contract by delivering a written notice to Seller on or before the last day of the Inspection Period, in which case the Earnest Money will be returned to Purchaser. Purchaser's reason for choosing to terminate this Contract does not need to be related to the condition of the Property, and Purchaser is not required to justify Purchaser's decision to terminate this Contract.

Seller's Initials ____ ____ **Purchaser's Initials** ____ ____

4. **Acceptance.** If Purchaser does not properly and timely terminate this Contract before the expiration of the Inspection Period (or if Purchaser accepts the Property in writing) then Purchaser will be deemed to have waived all objections to the Property, except for any title objections that may be outstanding pursuant to Section 6 (Review of Survey and Title) of this Contract. In that event, except as may be expressly stated otherwise in this Contract, Purchaser agrees to purchase the Property in its current **"AS IS"** condition without any further representations of Seller, this Contract will continue in full force and effect, and the parties shall proceed to the Closing. This provision does not, however, limit or invalidate any express representations Seller has made in this Contract.

5. **Reimbursement.** If Seller defaults and Purchaser does not elect to enforce specific performance of this Contract, then Seller shall reimburse Purchaser for Purchaser's actual, out-of-pocket expenses paid by Purchaser to independent third parties in connection with this Contract including, but not limited to, reasonable fees and expenses for engineering assessments, environmental assessments, architectural plans, surveys and legal work (but excluding any indirect, punitive or consequential damages, such as a claim for lost profits) in an amount not to exceed $N/A.

6. **Restoration.** If the transaction described in this Contract does not close through no fault of Seller, and the condition of the Property was altered due to inspections, studies, tests or examinations performed by Purchaser or on Purchaser's behalf, then Purchaser must restore the Property to its original condition at Purchaser's expense.

Seller's Initials ______ ______ Purchaser's Initials ______

NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS®

ADDENDUM F TO COMMERCIAL CONTRACT OF SALE

INFORMATION ABOUT BROKERAGE SERVICES

Property address or description: 9216 and 9150 LIVE OAK LANE
Fort Worth, TX 76179

Texas law requires all real estate licensees to give the following information about brokerage services to prospective buyers, tenants, sellers and landlords.

Before working with a real estate broker, you should know that the duties of a broker depend on whom the broker represents. If you are a prospective seller or landlord (owner) or a prospective buyer or tenant (buyer), you should know that the broker who lists the property for sale or lease is the owner's agent. A broker who acts as a subagent represents the owner in cooperation with the listing broker. A broker who acts as a buyer's agent represents the buyer. A broker may act as an intermediary between the parties if the parties consent in writing. A broker can assist you in locating a property, preparing a contract or lease, or obtaining financing without representing you. A broker is obligated by law to treat you honestly.

IF THE BROKER REPRESENTS THE OWNER:
The broker becomes the owner's agent by entering into an agreement with the owner, usually through a written listing agreement, or by agreeing to act as a subagent by accepting an offer of subagency from the listing broker. A subagent may work in a different real estate office. A listing broker or subagent can assist the buyer but does not represent the buyer and must place the interests of the owner first. The buyer should not tell the owner's agent anything the buyer would not want the owner to know because an owner's agent must disclose to the owner any material information known to the agent.

IF THE BROKER REPRESENTS THE BUYER:
The broker becomes the buyer's agent by entering into an agreement to represent the buyer, usually through a written buyer representation agreement. A buyer's agent can assist the owner but does not represent the owner and must place the interests of the buyer first. The owner should not tell a buyer's agent anything the owner would not want the buyer to know because a buyer's agent must disclose to the buyer any material information known to the agent.

IF THE BROKER ACTS AS AN INTERMEDIARY:
A broker may act as an intermediary between the parties if the broker complies with The Texas Real Estate License Act. The broker must obtain the written consent of each party to the transaction to act as an intermediary. The written consent must state who will pay the broker and, in conspicuous bold or underlined print, set forth the broker's obligations as an intermediary. The broker is required to treat each party honestly and fairly and to comply with The Texas Real Estate License Act. A broker who acts as an intermediary in a transaction:

(1) shall treat all parties honestly;

(2) may not disclose that the owner will accept a price less than the asking price unless authorized in writing to do so by the owner;

(3) may not disclose that the buyer will pay a price greater than the price submitted in a written offer unless authorized in writing to do so by the buyer; and

(4) may not disclose any confidential information or any information that a party specifically instructs the broker in writing not to disclose unless authorized in writing to disclose the information or required to do so by The Texas Real Estate License Act or a court order or if the information materially relates to the condition of the property.

With the parties' consent, a broker acting as an intermediary between the parties may appoint a person who is licensed under The Texas Real Estate License Act and associated with the broker to communicate with and carry out instructions of one party and another person who is licensed under that Act and associated with the broker to communicate with and carry out instructions of the other party.

If you choose to have a broker represent you, you should enter into a written agreement with the broker that clearly establishes the broker's obligations and your obligations. The agreement should state how and by whom the broker will be paid. You have the right to choose the type of representation, if any, you wish to receive. Your payment of a fee to a broker does not necessarily establish that the broker represents you. If you have any questions regarding the duties and responsibilities of the broker, you should resolve those questions before proceeding.

Seller's Initials BL/DB ________ **Purchaser's Initials** J ________ KF

NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS®

MODIFICATION OF COMMERCIAL CONTRACT OF SALE

This Modification of Commercial Contract of Sale (the "Modification") is entered into by and between the undersigned Seller and Purchaser to modify the Contract of Sale (the "Contract") having an Effective Date of January 12th 20, for the sale and purchase of the Property described as ______ with an address of 9216 and 9150 Live Oak Lane,Fort Worth Texa in Tarrant County, Texas. In consideration of the provisions contained herein, Seller and Purchaser agree as follows:

☐ **A.** The Purchase Price is changed to $ ______.

☐ **B.** The Effective Date of the Contract is changed to ______.

☑ **C.** The last day of the Inspection Period is changed to January 29th 2024.

☑ **D.** The Closing Date is changed to On or before Feburary 16t.

☑ **E.** Paragraph See Bel is changed to read as follows:

22. Additional Provisions in the Contract shall be updated to include:

22.1 Seller shall provide Seller Financing outlined in Addendum G, Additional Provisions. See attached Addendum G, Additional Provisions.

22.2 Purchaser and Seller agree that On January 29th 2024 all Earnest Money shall be released to the Seller immediately with no further consent from the Purchaser. All Earnest Money shall be non-refundable and applied to the Purchase Price at Closing. In the event the

EXCEPT AS expressly changed by this Modification, all of the other provisions set forth in the Contract (as may have been previously modified) are confirmed and ratified and shall remain in full force and effect. All capitalized terms used in this Modification, which are not defined in this Modification, have the meanings given to them in the Contract. This Modification is effective as of the last date beneath the signatures of Seller and Purchaser below.

SELLER

Bozzy Creek LLC & Watervine LP

By *[Signature]*: ______

By *[Signature]*: ______

By *[Signature]*: ______

Date of Execution: ______

PURCHASER

GEM Industries, LLC and/or its assigns

By *[Signature]*: [signature]

By *[Signature]*: ______

By *[Signature]*: ______

Date of Execution: 01/27/24

THE BROKERS agree to and accept this Modification.

PRINCIPAL BROKER

Morgan Realty Group, LLC

By *[Signature]*: ______

Name: Eric Morgan

COOPERATING BROKER

Lake Homes Realty, LLC

By *[Signature]*: Kye Fadeley 01/27/24

Name: Kye Fadeley

NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS®

ADDENDUM G TO COMMERCIAL CONTRACT OF SALE

ADDITIONAL PROVISIONS

Property address or description: 9216 and 9150 Live Oak Lane Fort Worth, TEXAS 76179

22.3 Continued.

Seller shall provide Purchaser Seller Financing under the following basic terms:

-Purchase Price: $1,850,000.00

-Down Payment: $610,500.00

-Loan Amount: $1,239,500.00

-Term: 36 months, interest only, paid monthly.

-Interest Rate: 7%.

-Prepayment Option: Prepayment in full can be made at any time during the Term of the Loan.

-Collateral: First Lien on property.

SELLER:
Bozzy Creek LLC & Watervine LP

By: (Signature)________________
Name: ________________
Title: ________________

By: (Signature)________________
Name: ________________
Title: ________________

PURCHASER:
GEM Industries, LLC and/or its assigns

By: (Signature) [signature] 01/27/24
Name: Josh Blevins
Title: COO

By: (Signature)________________
Name: ________________
Title: ________________